Exhibit 99.1

FOR IMMEDIATE RELEASE

Alpha Natural Resources Concludes
Comprehensive Environmental Agreement

BRISTOL, Va., March 5, 2014 – Alpha Natural Resources, Inc. (NYSE: ANR) today announced that it has entered into a consent decree with the U.S. Environmental Protection Agency (EPA), U.S. Department of Justice (DOJ) and three states regarding claims under the Clean Water Act.

The consent decree resolves a complaint by the EPA and state agencies alleging that the company’s mining affiliates in Kentucky, Pennsylvania, Tennessee, Virginia and West Virginia exceeded certain water discharge permit limits. The complaint did not allege that the exceedances posed a risk to human health.

As part of the consent decree, Alpha agreed to implement an integrated environmental management system and an expanded auditing/reporting protocol, that selenium and osmotic pressure treatment facilities will be installed at specific locations, and certain other measures. The consent decree also stipulates that Alpha will pay $27.5 million in civil penalties, to be divided among the federal government and state agencies.

“This consent decree provides a framework for our efforts to become fully compliant with our environmental permits, specifically under the Clean Water Act,” said Alpha Senior Vice President of Environmental Affairs Gene Kitts. “Our combined total water quality compliance rate for 2013 was 99.8 percent. That’s a strong record of compliance, particularly considering it’s based on more than 665,000 chances to miss a daily or monthly average limit. But our goal is to do even better, and the consent decree provides an opportunity to proactively focus on improving on the less than 1 percent of the time that permit limits were exceeded.”

To that end, Kitts noted that many of the consent decree measures were put in place ahead of reaching the agreement. For example, the company has already expanded its audit program and the enhanced environmental database was launched across the organization in January 2013.

The consent decree covers the years 2006 to 2013. Since 2006, Alpha has twice doubled in size by merging with or acquiring other public mining companies, and its affiliates have amassed more than 700 state water discharge permits covering 5,000 discharge points.

“For an organization our size and with as varied a group of mining operations and permit conditions as we have, our people do an outstanding job in maintaining environmental compliance,” said Kitts. “This settlement will provide a consistent structure to our efforts to become even better in preventing incidents and in responding quickly to situations where permit limits are exceeded.”

Kitts noted that incidents in West Virginia and North Carolina have understandably focused attention on the importance of protecting the nation’s water.

“The public expects that regulators ensure that water quality is protected and that companies comply with their permits,” said Kitts. “That’s the way it should be. We respect and support that, and understand the concerns that these events have raised, yet there are distinct differences between those events and what we’re talking about here.”

Kitts noted, for example, that there was no release of a chemical or impact to public drinking water – as happened with the Charleston incident. Alpha’s consent decree is related primarily to naturally occurring elements – such as iron, manganese, aluminum, and selenium. Mining operations require the movement of large amounts of earth that contain these elements. Permit limits are sometimes exceeded when rainwater or groundwater transport the elements into an operation’s water discharge during mining operations. Water discharge limitations are generally set at levels that are protective of aquatic life, which most often are more stringent than levels necessary to be protective of human health.

The state agencies represented in the decree are the Kentucky Energy and Environment Cabinet, Pennsylvania Department of Environmental Protection and West Virginia Department of Environmental Protection. The decree has been filed with the U.S. District Court for the Southern District of West Virginia. It is subject to a public comment period and must be approved by the court before it becomes effective.

Additional information on the consent decree can be found on the Alpha Natural Resources web site by clicking here.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With affiliate mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Alpha is committed to being a leader in mine safety with our Running Right safety process, and an environmental steward in the communities where its affiliates operate. For more information, visit Alpha’s website (www.alphanr.com) or like Alpha’s Facebook page (https://www.facebook.com/AlphaNaturalResources).

Media Contact
Steve Higginbottom
(276) 285-2037
shigginbottom@alphanr.com
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